Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Haemonetics Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Newly Registered Securities
Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value	Rule 457(c) and Rule 457 (h)	4,680,000	$84.18	$393,962,400.00	$0.0001381	$54,406.21
Total Offering Amounts					$393,962,400.00		$54,406.21
Total Fee Offsets							-
Net Fee Due							$54,406.21

(1)
Reflects new shares of common stock, $0.01 par value per share, of Haemonetics Corporation (the “Common Stock”) registered hereby under the Haemonetics Corporation Amended and Restated 2019 Long-Term Incentive Compensation Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on July 31, 2026.